Fuel Doctor, LLC Non-Compete Obligations ("Agreement")

Mark H. Soffa, Joseph Rodriquez, are "Officers" of Fuel Doctor, LLC ("Company") and agree for good and valuable consideration of Company employment.

1. Non-Compete. While an Officer of the Company and for a period of one (1) year thereafter, Officer will not:

i. Worldwide, act as an officer or employee of a business entity manufacturing, marketing, designing, or distributing a product that is generally a fuel efficiency booster ("Company Business").

ii. Officer shall not own, manage, operate, or consult in a business substantially similar to or competitive with the Company or Company Business.

2. Exception to Non-Compete. The following activities shall not be considered a breach of any provision of Section 1, above. Any activity expressly approved in writing by the majority of the Officers.

3. Confidential Information. Confidential Information means all nonpublic information concerning Company's business including, but not limited to, all tangible, intangible, visual, electronic, present, or future information such as: (a) creative materials; (b) trade secrets; (c) financial information, including pricing; (d) technical information, including research, development, procedures, data, designs, and know-how; (e) business information, including operations, planning, marketing interests, and products; and (f) customer information. Officers will use the Confidential Information only for the Company. Confidential Information remains the property of the Company. On Officer termination: (y) all written, recorded, graphical, or other Confidential Information, including copies, must be returned to the Company; and (z) Officer shall not then or thereafter disseminate, refer to, reproduce or use such Confidential Information.

______________________ Date: 11-9-11

Mark H. Soffa

______________________ Date: 11-9-11

Joseph Rodriquez